Exhibit 99.1

Contact:

Ron Parham

Sr. Director of Investor Relations

& Corporate Communications

Columbia Sportswear Company

(503) 985-4584

rparham@columbia.com

COLUMBIA SPORTSWEAR COMPANY REPORTS FOURTH QUARTER

AND FULL YEAR 2012 FINANCIAL RESULTS;

PROVIDES PRELIMINARY FULL YEAR AND FIRST QUARTER 2013

FINANCIAL OUTLOOK

4th Quarter Highlights:

•

Net income increased 8 percent to $39.5 million, or $1.15 per diluted share, compared with fourth quarter 2011 net income of $36.7 million, or $1.08 per diluted share, despite a 5 percent decline in net sales to $501.1 million, compared with fourth quarter 2011 net sales of $526.1 million.

Fiscal Year 2012 Highlights:

•	Fiscal 2012 net sales totaled $1.67 billion, compared to fiscal 2011 net sales of $1.69 billion.

•	Fiscal 2012 net income totaled $99.9 million, or $2.93 per diluted share, compared to fiscal 2011 net income of $103.5 million, or $3.03 per diluted share.

Preliminary 2013 Outlook:

•	Fiscal 2013 outlook anticipates net sales comparable to 2012 and operating margins between approximately 7.5 percent to 8.0 percent of net sales.

•	First quarter 2013 outlook anticipates up to 50 basis points of operating margin expansion on net sales comparable to first quarter 2012.

PORTLAND, Ore. — February 7, 2013 — Columbia Sportswear Company (NASDAQ: COLM), a leading innovator in the global outdoor apparel, footwear, accessories and equipment industries, today announced an 8 percent increase in net income and a 5 percent decline in net sales for fourth quarter 2012 compared to fourth quarter 2011. Full year 2012 net income declined 3 percent on a 1 percent decline in net sales compared to 2011.

Tim Boyle, Columbia’s president and chief executive officer, commented, “Diligent expense management throughout the year enabled us to deliver solid results during what proved to be another year of unseasonably warm weather in North America. As a result, despite a slight decline in 2012 full year sales, we were able to achieve 8 percent operating margin, similar to 2011 operating margin of 8.1 percent.”

Fourth Quarter Results

(All comparisons are between fourth quarter 2012 and fourth quarter 2011, unless otherwise noted.)

Consolidated net sales totaled $501.1 million for the quarter ended December 31, 2012, a 5 percent decrease compared with net sales of $526.1 million for the same period in 2011. Changes in currency exchange rates had a neutral effect on the net sales comparison.

The company’s fourth quarter results rely heavily on the rate of sell-through in the company’s direct-to-consumer and wholesale channels, which are both heavily affected by global fall and winter weather patterns and consumers’ holiday shopping behavior.

Mild winter weather in North America during most of the holiday shopping period and general consumer caution resulted in reduced retail traffic and a more promotional environment in key markets, which caused higher order cancellations and fewer reorders from wholesale customers, as well as lower than expected direct-to-consumer sales, primarily in the U.S. In addition, approximately $9 million of factory-direct shipments of international distributors’ Spring 2013 advance orders shifted into the first quarter of 2013.

Fourth quarter net income increased 8 percent to $39.5 million, or $1.15 per diluted share, compared with net income of $36.7 million, or $1.08 per diluted share, for the same period in 2011.

Fourth quarter U.S. net sales declined $19.1 million, or 7 percent. Europe/Middle East/Africa (EMEA) region net sales declined $15.1 million, or 20 percent, including a 3 percentage point negative effect from changes in foreign currency exchange rates. Those declines were partially offset by a $7.7 million, or 6 percent, increase in Latin America/Asia Pacific (LAAP) region net sales, with a neutral effect of changes in currency exchange rates. Net sales in Canada increased $1.5 million, or 5 percent, primarily attributable to the positive impact of changes in currency exchange rates. (See “Geographical Net Sales” table below.)

Apparel, Accessories & Equipment net sales decreased $7.7 million, or 2 percent, to $392.3 million, and Footwear net sales declined $17.3 million, or 14 percent, to $108.8 million. (See “Categorical Net Sales” table below.)

Columbia brand net sales declined $16.0 million, or 4 percent, to $400.5 million, primarily due to lower sales of cold weather products. Sorel brand net sales declined $7.8 million, or 12 percent, to $56.5 million, also primarily due to lower sales of cold weather footwear. Mountain Hardwear and Montrail net sales each declined less than $1.0 million. (See “Brand Net Sales” table below.)

Fiscal Year 2012 Results

(All comparisons are between fiscal 2012 and fiscal 2011, unless otherwise noted.)

Consolidated 2012 net sales totaled $1.67 billion, a decrease of $24.4 million, or 1 percent, compared with 2011 net sales of $1.69 billion, including a 1 percentage point negative effect from changes in currency exchange rates.

2012 net income totaled $99.9 million, or $2.93 per diluted share, a decrease of $3.6 million, or 3 percent, compared with 2011 net income of $103.5 million, or $3.03 per diluted share.

EMEA region net sales declined $44.8 million, or 16 percent, including a 4 percentage point negative effect from changes in currency exchange rates; Canada net sales declined $14.9 million, or 11 percent, with a neutral effect from changes in currency exchange rates; and U.S. net sales declined $1.3 million, or less than 1 percent. Those declines were partially offset by an LAAP region net sales increase of $36.6 million, or 11 percent, including a neutral effect from changes in currency exchange rates. (See “Geographical Net Sales” table below.)

Apparel, Accessories & Equipment net sales totaled $1.35 billion, an increase of $12.1 million, or 1 percent. Footwear net sales totaled $322.6 million, a decrease of $36.5 million, or 10 percent. (See “Categorical Net Sales” table below.)

Columbia brand net sales totaled $1.39 billion, essentially equal to 2011 Columbia brand net sales of $1.39 billion; Sorel brand net sales totaled $127.0 million, a decrease of $23.3 million, or 16 percent; and Mountain Hardwear brand net sales totaled $141.5 million, compared to 2011 net sales of $142.3 million. (See “Brand Net Sales” table below.)

Balance Sheet

The company ended the year with $335.4 million in cash and short-term investments, compared with $243.9 million at December 31, 2011.

Consolidated inventories of $363.3 million at December 31, 2012 were less than 1 percent lower than the $365.2 million balance at December 31, 2011. A high single-digit unit decline was largely offset by higher average unit costs and changes in product mix.

Dividend

The board of directors approved a first quarter dividend of $0.22 per share, payable on March 6, 2013 to shareholders of record on February 21, 2013.

Preliminary 2013 Financial Outlook

All projections related to anticipated future results are forward-looking in nature and are subject to risks and uncertainties which may cause actual results to differ, perhaps significantly.

The company’s annual net sales are weighted more heavily toward the fall/winter season, while operating expenses are more equally distributed throughout the year, resulting in a highly seasonal profitability pattern weighted toward the second half of the fiscal year.

The company currently expects 2013 net sales comparable to 2012 net sales of $1.67 billion, and full year operating margin of between approximately 7.5 percent and 8.0 percent of sales. This preliminary outlook does not include the anticipated deferral of operating income from 2013 into future periods as we transition our China distribution from an independent distributor model to a joint venture operation effective January 1, 2014.

For the first quarter of 2013, the company expects net sales comparable to net sales of $333.1 million in the first quarter of 2012. Gross margin is expected to decrease between 120 and 170 basis points, more than offset by anticipated SG&A leverage of between 100 and 150 basis points and increased licensing income, resulting in first quarter operating margin expansion of up to 50 basis points from first quarter 2012 operating margin of 1.6 percent.

A more detailed version of the company’s financial outlook can be found in the “CFO Commentary on Fourth Quarter/Fiscal Year 2012 Financial Results, and Preliminary 2013 Outlook”, furnished separately to the SEC on Form 8-K and available on the company’s investor relations website at http://investor.columbia.com/results.cfm.

CFO’s Fourth Quarter and Fiscal 2012 Financial Commentary Available Online

At approximately 4:15 p.m. EDT, a commentary by Tom Cusick, senior vice president and chief financial officer, reviewing the company’s fourth quarter and fiscal year 2012 financial results and preliminary 2013 outlook will be furnished to the SEC on Form 8-K and published on the company’s website at http://investor.columbia.com/results.cfm. Analysts and investors are encouraged to review this commentary prior to participating in the conference call.

Conference Call

The company will host a conference call on Thursday, February 7, 2013 at 5:00 p.m. EDT to review its fourth quarter financial results and preliminary 2013 outlook. Dial 877-407-9205 to participate. The call will also be webcast live on the Investor Relations section of the Company’s website at http://investor.columbia.com where it will remain available until approximately February 6, 2014.

First Quarter 2013 Reporting Schedule

Columbia Sportswear plans to report financial results for first quarter 2013 on Thursday, April 25, 2013 at approximately 4:00 p.m. EDT. Following issuance of the earnings release, a commentary reviewing the company’s first quarter financial results will be furnished to the SEC on Form 8-K and published on the investor relations section of the company’s website at http://investor.columbia.com/results.cfm. A public webcast of Columbia’s earnings conference call will follow at 5:00 p.m. EDT at www.columbia.com.

About Columbia Sportswear

Columbia Sportswear Company is a leading innovator in the global outdoor apparel, footwear, accessories and equipment industry. Founded in 1938 in Portland, Oregon, Columbia products are sold in approximately 100 countries and have earned an international reputation for innovation, quality and performance. Columbia products feature innovative technologies and designs that protect outdoor enthusiasts from the elements, increase comfort, and make outdoor activities more enjoyable. In addition to the Columbia® brand, Columbia Sportswear Company also owns outdoor brands Mountain Hardwear®, Sorel®, Montrail® and OutDry®. To learn more, please visit the company’s websites at www.columbia.com, www.mountainhardwear.com, www.sorel.com, and www.montrail.com.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws, including statements regarding anticipated results, net sales, gross margins, operating expenses, operating margins, SG&A expense leverage, licensing income, market conditions, advance orders, and the formation and operation of our China joint venture in future periods. Actual results could differ materially from those projected in these and other forward-looking statements. The company’s expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this document, those described in the company’s Annual Report on Form 10-K for the year ended December 31, 2011 under the heading “Risk Factors,” and other risks and uncertainties that have been or may be described from time to time in other reports filed by the company, including reports on Form 8-K, Form 10-Q and Form 10-K. Potential risks and uncertainties that may affect our future revenues, earnings and performance and could cause the actual results of operations or financial condition of the company to differ materially from those expressed or implied by forward-looking statements in this document include: unfavorable economic conditions generally and weakness in consumer confidence and spending rates; our ability to effectively implement our IT infrastructure, data management and business process initiatives, failure of which could result in material unanticipated expenses and/or disruptions to our business; the operations of our computer systems and third party computer systems; our ability to match our cost structure with business growth levels, particularly in volatile demand environments in Europe and China; changes in international, federal and/or state tax policies and rates, which we expect to increase; international risks, including changes in import limitations and tariffs or other duties, political instability in foreign markets, exchange rate fluctuations, and trade disruptions; failure to realize anticipated benefits of our Chinese joint venture; our ability to attract and retain key employees; the financial health of our customers and their continued ability to access credit markets to fund their ongoing operations; higher than expected rates of order cancellations; increased consolidation of our retail customers; our ability to effectively source and deliver our products to customers in a timely manner, the failure of which could lead to increased costs and/or order cancellations; unforeseen increases and volatility in input costs, such as cotton and/or oil; our reliance on product acceptance by consumers; our reliance on product innovations, which may involve greater regulatory and manufacturing complexity and could pose greater risks of quality issues, supply disruptions or intellectual property disputes; the effects of unseasonable weather (including, for example, warm weather in the winter and cold weather in the spring), which affects wholesale and consumer demand for the company’s products; our dependence on independent manufacturers and suppliers; our ability to source finished products and components at competitive prices from independent manufacturers in foreign countries that may experience unexpected periods of inflation, labor and materials shortages or other manufacturing disruptions; the effectiveness of our sales and marketing efforts; intense competition in the industry; business disruptions and acts of terrorism or military activities around the globe; and our ability to establish and protect our intellectual property. The company cautions that forward-looking statements are inherently less reliable than historical information. The company does not undertake any duty to update any of the forward-looking statements after the date of this document to conform them to actual results or to reflect changes in events, circumstances or its expectations. New factors emerge from time to time and it is not possible for the company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

- Financial tables follow-

COLUMBIA SPORTSWEAR COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	December 31,
	2012	2011
Current Assets:
Cash and cash equivalents	$290,781	$241,034
Short-term investments	44,661	2,878
Accounts receivable, net	334,324	351,538
Inventories, net	363,325	365,199
Deferred income taxes	50,929	52,485
Prepaid expenses and other current assets	38,583	36,392

Total current assets	1,122,603	1,049,526

Property, plant and equipment, net	260,524	250,910
Intangibles and other non-current assets	75,715	82,106

Total assets	$1,458,842	$1,382,542

Current Liabilities:
Notes payable	$156	$—
Accounts payable	142,240	148,973
Accrued liabilities	105,190	104,496
Income taxes payable	4,406	12,579
Deferred income taxes	67	954

Total current liabilities	252,059	267,002

Long-term liabilities	40,616	40,995
Shareholders’ equity	1,166,167	1,074,545

Total liabilities and shareholders’ equity	$1,458,842	$1,382,542

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011

Net sales	$501,060	$526,078	$1,669,563	$1,693,985
Cost of sales	294,155	302,304	953,169	958,677

Gross profit	206,905	223,774	716,394	735,308
	41.3%	42.5%	42.9%	43.4%

Selling, general, and administrative expenses	158,754	178,624	596,635	614,658
Net licensing income	2,952	5,360	13,769	15,756

Income from operations	51,103	50,510	133,528	136,406

Interest income (expense), net	(42)	28	379	1,274

Income before income tax	51,061	50,538	133,907	137,680

Income tax expense	(11,574)	(13,810)	(34,048)	(34,201)

Net Income	$39,487	$36,728	$99,859	$103,479

Earnings per share:
Basic	$1.16	$1.09	$2.95	$3.06
Diluted	1.15	1.08	2.93	3.03
Weighted average shares outstanding:
Basic	33,999	33,629	33,840	33,808
Diluted	34,307	33,890	34,132	34,204

COLUMBIA SPORTSWEAR COMPANY

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

(Unaudited)

	Year Ended December 31,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$99,859	$103,479
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	40,892	43,560
Loss on disposal or impairment of property, plant and equipment	1,582	6,485
Deferred income taxes	7,140	(3,582)
Stock-based compensation	7,833	7,870
Excess tax benefit from employee stock plans	(1,016)	(1,828)
Changes in operating assets and liabilities:
Accounts receivable	18,166	(54,334)
Inventories	2,951	(55,223)
Prepaid expenses and other current assets	(2,025)	(10,186)
Other assets	(1,259)	(4,520)
Accounts payable and accrued liabilities	(17,529)	36,711
Income taxes payable	(11,052)	(7,010)
Other liabilities	3,126	2,374

Net cash provided by operating activities	148,668	63,796

CASH FLOWS FROM INVESTING ACTIVITIES
Net sales (purchases) of short-term investments	(41,650)	65,721
Capital expenditures	(50,491)	(78,404)
Proceeds from sale of property, plant, and equipment	7,099	168

Net cash used in investing activities	(85,042)	(12,515)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from credit facilities	100,654	119,384
Repayments on credit facilities	(100,498)	(119,384)
Proceeds from issuance of common stock under employee stock plans	14,600	10,991
Tax payments related to restricted stock unit issuances	(1,486)	(2,974)
Excess tax benefit from employee stock plans	1,016	1,828
Repurchase of common stock	(206)	(20,000)
Cash dividends paid	(29,780)	(29,075)

Net cash used in financing activities	(15,700)	(39,230)

NET EFFECT OF EXCHANGE RATE CHANGES ON CASH	1,821	(5,274)

NET INCREASE IN CASH AND CASH EQUIVALENTS	49,747	6,777

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	241,034	234,257

CASH AND CASH EQUIVALENTS, END OF PERIOD	$290,781	$241,034

SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING ACTIVITIES
Capital expenditures incurred but not yet paid	$5,313	$952

COLUMBIA SPORTSWEAR COMPANY

(In millions, except percentage changes)

(Unaudited)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2012	2011	% Change	2012	2011	% Change
Geographical Net Sales:
United States	$273.8	$292.9	(7)%	$946.7	$948.0	—
Latin America & Asia Pacific	132.0	124.3	6%	377.6	341.0	11%
Europe, Middle East, & Africa	62.0	77.1	(20)%	230.6	275.4	(16)%
Canada	33.3	31.8	5%	114.7	129.6	(11)%

Total	$501.1	$526.1	(5)%	$1,669.6	$1,694.0	(1)%

Categorical Net Sales:
Apparel, Accessories & Equipment	$392.3	$400.0	(2)%	$1,347.0	$1,334.9	1%
Footwear	108.8	126.1	(14)%	322.6	359.1	(10)%

Total	$501.1	$526.1	(5)%	$1,669.6	$1,694.0	(1)%

Brand Net Sales:
Columbia	$400.5	$416.5	(4)%	$1,391.1	$1,391.5	—
Mountain Hardwear	42.7	43.2	(1)%	141.5	142.3	(1)%
Sorel	56.5	64.3	(12)%	127.0	150.3	(16)%
Other	1.4	2.1	(33)%	10.0	9.9	1%

Total	$501.1	$526.1	(5)%	$1,669.6	$1,694.0	(1)%

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